NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON LAND SALE

NEW YORK, NEW YORK (July 6, 2012) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today announced that its real estate division, Griffin Land, closed on the sale of approximately 93 acres of undeveloped land for $7 million in cash, before transaction expenses. The land sold is part of New England Tradeport, Griffin Land’s industrial park located in Windsor and East Granby, Connecticut. Griffin expects to record a pretax gain on this transaction equal to most of the sale proceeds.  At closing, the proceeds were placed in escrow for the potential purchase of a replacement property under a Section 1031 like-kind exchange although Griffin has not yet identified a replacement property.  If a Section 1031 like-kind exchange transaction is not completed, the escrowed funds will be returned to Griffin.

Griffin operates its real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to the purchase of a replacement property as part of a Section 1031 like-kind exchange and other statements that are not historical facts. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 3, 2011. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.